EXHIBIT (d)(17)

EATON VANCE MUTUAL FUNDS TRUST INVESTMENT ADVISORY AGREEMENT

ON BEHALF OF EATON VANCE STRATEGIC INCOME FUND

     AGREEMENT made this 22nd day of June, 2007, between Eaton Vance Mutual Funds Trust, a Massachusetts business trust (the “Trust”), on behalf of Eaton Vance Strategic Income Fund (the “Fund”) and Eaton Vance Management, a Massachusetts business trust (“Eaton Vance”).

     1. Duties of Eaton Vance. The Trust hereby employs Eaton Vance to act as investment adviser for and to manage the investment and reinvestment of the assets of the Trust and to administer its affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

     Eaton Vance hereby accepts such employment, and undertakes to afford to the Trust the advice and assistance of Eaton Vance’s organization in the choice of investments and in the purchase and sale of securities for the Trust and to furnish for the use of the Trust office space and all necessary office facilities, equipment and personnel for servicing the investments of the Trust and for administering its affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of Eaton Vance’s organization and all personnel of Eaton Vance performing services relating to research and investment activities. Eaton Vance shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     Eaton Vance shall provide the Trust with such investment management and supervision as the Trust may from time to time consider necessary for the proper supervision of the Trust’s investments. As investment adviser to the Trust, Eaton Vance shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Trust’s assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust, By-Laws and registration statement of the Trust under the Investment Company Act of 1940, all as from time to time amended. Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Trust and notify Eaton Vance thereof in writing, Eaton Vance shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. Eaton Vance shall take, on behalf of the Trust, all actions which it deems necessary or desirable to implement the investment policies of the Trust and of the Fund.

     Eaton Vance shall place all orders for the purchase or sale of portfolio securities for the account of the Trust either directly with the issuer or with brokers or dealers selected by Eaton Vance, and to that end Eaton Vance is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, Eaton Vance shall adhere to procedures adopted by the Board of Trustees of the Fund.

     2. Compensation of Eaton Vance. For the services, payments and facilities to be furnished hereunder by Eaton Vance, Eaton Vance shall be entitled to receive from the Trust compensation in an amount equal to a percentage of the investable assets of the Fund per annum which are not invested in other investment companies for which Eaton Vance or its affiliate serves as adviser or administrator (“Eaton Vance Funds”), as listed below.

Investable Assets for the Month	Annual Asset Rate
(excluding Shares of
Eaton Vance Funds)

Up to $500 million	0.615%
$500 million but less than $1 billion	0.595%
$1 billion but less than $1.5 billion	0.575%
$1.5 billion but less than $2 billion	0.555%
$2 billion but less than $3 billion	0.520%
$3 billion and over	0.490%

     3. Allocation of Charges and Expenses. It is understood that the Fund will pay all expenses other than those expressly stated to be payable by Eaton Vance hereunder, which expenses payable by the Trust shall include, without implied limitation, (i) expenses of maintaining the Trust and continuing its existence, (ii) registration of the Trust under the Investment Company Act of 1940, (iii) commissions, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, and redemption of Interests in the Trust, (viii) expenses of registering and qualifying the Trust and Interests in the Trust under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes and for distributing the same to Holders and investors, and fees and expenses of registering and maintaining registrations of the Trust and of the Trust’s placement agent as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to Holders and of meetings of Holders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Trust (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values, book capital account balances and tax capital account balances), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, Holder servicing agents and registrars for all services to the Trust, (xv) expenses for servicing the account of Holders, (xvi) any direct charges to Holders approved by the Trustees of the Trust, (xvii) compensation and expenses of Trustees of the Trust who are not members of Eaton Vance’s organization, and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and Holders with respect thereto.

     4. Other Interests. It is understood that Trustees and officers of the Trust and Holders of Interests in the Trust are or may be or become interested in Eaton Vance as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of Eaton Vance are or may be or become similarly interested in the Trust, and that Eaton Vance may be or become interested in the Trust as a Holder or otherwise. It is also understood that trustees, officers, employees and shareholders of Eaton Vance may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which Eaton Vance may organize, sponsor or acquire, or with which it may merge or consolidate, and which may

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include the words “Eaton Vance” or “Boston Management and Research” or any combination thereof as part of their name, and that Eaton Vance or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

     5. Limitation of Liability of Eaton Vance. The services of Eaton Vance to the Trust are not to be deemed to be exclusive, Eaton Vance being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Eaton Vance, Eaton Vance shall not be subject to liability to the Trust or to any Holder of Interests in the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

     6. Sub-Investment Advisers. Eaton Vance may employ one or more sub-investment advisers from time to time to perform such of the acts and services of Eaton Vance, including the selection of brokers or dealers to execute the Trust’s portfolio security transactions, and upon such terms and conditions as may be agreed upon under an agreement between Eaton Vance and such investment adviser that is approved by the Trustees of the Trust, all as permitted by the Investment Company Act of 1940. Each such sub-investment adviser’s performance of its obligation under any such agreement shall be supervised by Eaton Vance. Further, Eaton Vance may, with the approval of the Trustees of the Trust and without the vote of any Interests in the Trust, terminate any agreement with any sub-investment adviser and/or enter into an agreement with one or more other sub-investment advisers, all as permitted by the Investment Company Act of 1940 and the rules hereunder.

     7. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such date is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of Eaton Vance or the Trust cast in person at a meeting called for the purpose of voting on such approval.

     Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or the trustees of Eaton Vance, as the case may be, and the Trust may, at any time upon such written notice to Eaton Vance, terminate this Agreement by vote of a majority of the outstanding voting securities of the Trust. This Agreement shall terminate automatically in the event of its assignment.

     8. Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of Eaton Vance or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required by the Investment Company Act of 1940 or the rules hereunder, by vote of a majority of the outstanding voting securities of the Trust.

     9. Limitation of Liability. Eaton Vance expressly acknowledges the provisions in the Declaration of Trust of the Trust limiting the personal liability of the Trustees and officers of the Trust, and Eaton Vance hereby agrees that it shall have recourse to the Trust for payment of claims or obligations as between the Trust and Eaton Vance arising out of this Agreement and shall not seek satisfaction from any Trustee or officer of the Trust.

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     10. Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of Holders, of the lesser of (a) 67 per centum or more of the Interests in the Trust present or represented by proxy at the meeting if the Holders of more than 50 per centum of the outstanding Interests in the Trust are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Interests in the Trust. The terms “Holders” and “Interests” when used herein shall have the respective meanings specified in the Declaration of Trust of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

EATON VANCE MUTUAL FUNDS TRUST
On behalf of Eaton Vance Strategic Income Fund

By:	/s/ Mark S. Venezia
Mark S. Venezia
Vice President

EATON VANCE MANAGEMENT

By:	/s/ Alan R. Dynner
Alan R. Dynner
Vice President
and not individually

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